PRICE COMMUNICATIONS CORPORATION
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News Release                                                Contact:
March 17, 2005                                              Robert Price
                                                            212-757-5600

                        PRICE COMMUNICATIONS CORPORATION
              REPORTS EARNINGS OF $1.28 FOR 2004; $.11 FOR QUARTER

      Price Communications Corporation (NYSE:PR) announced today results for the quarter and year ended December 31, 2004. The Company reported income from its partnership with Verizon of $8.3 million for the quarter and $33.3 million for the year ended December 31, 2004,

      The following table presents selected unaudited financial data for the periods:

                                      THREE MONTHS ENDED          YEAR ENDED
            UNAUDITED                    DECEMBER 31,             DECEMBER 31,
                                                        (000's)
                                     2004         2003        2004        2003
                                     ----         ----        ----        ----
Earnings from partnership          $8,344        $8,516     $33,332     $32,837
Other income, net                   3,889         2,834      12,526      10,097
Net income                          6,273         5,827      72,276      21,087
Net income per share (basic)        $0.11         $0.10       $1.28       $0.37
Weighted average shares            56,234        56,753      56,406      56,980
outstanding

      Net income for the year includes a one-time tax benefit which resulted from the elimination of a $53.2 million long-term tax liability, partially offset by additional accruals of $10.5 million related to cellular legal matters.

      In connection with these results, Robert Price, President of the Company said:

            "We are delighted with the performance of our Verizon Wireless of the East partnership supervised by Verizon Communications. We continue to explore for ourselves new and prudent acquisitions including mutual fund companies, cellular properties, independent telephone companies, broadcasting companies, or in the absence of such an acquisition, converting our company into a closed-end investment company."

      On August 15, 2002 Price Communications Corporation completed its transaction with Verizon, under which the cellular telephone assets of its Price Communications Wireless subsidiary were exchanged for a preferred limited partnership interest in a new partnership controlled by Verizon Wireless. This interest may be exchanged in 2006 into the common stock of Verizon Communications, Inc.

      Price Communications Corporation is a New York based corporation and trades on the NYSE. It is also traded on the Chicago Stock Exchange (symbol:
PR.M), the Boston Stock Exchange (symbol: PR.B), the Pacific Stock Exchange (symbol: PR.P), and trades in Euros on the Frankfurt and Munich Stock Exchanges.

            This press release contains certain forward-looking statements. Actual results may differ materially from those projected or implied in such forward-looking statements. Such forward-looking information involves risks and uncertainties that could significantly affect expected results. These risks and uncertainties are discussed in the Company's SEC filings, including, but not limited to, the Company's Annual Report on Form 10-K.